Exhibit 99.1

LIFEVANTAGE ANNOUNCES RECORD FISCAL YEAR 2011 RESULTS AND

PROVIDES FISCAL YEAR 2012 GUIDANCE

Record Fourth Quarter Net Revenue Increases to $15.0 Million

Generates Record Full Year Fiscal 2011 Operating Income of $3.7 Million

Company Strengthens Balance Sheet and Ends Fiscal 2011 with No Convertible Debt

Company Expects Fiscal Year 2012 Revenue and Operating Income to Increase Over 100%

Salt Lake City, UT, September 28, 2011, LifeVantage Corporation (OTCBB: LFVN), makers of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, today reported financial results for the fourth quarter and full fiscal year ended June 30, 2011 and issued fiscal year 2012 revenue and operating income guidance.

Fiscal 2011 Fourth Quarter Results

For the fourth fiscal quarter ended June 30, 2011, the Company reported record net revenue of $15.0 million compared to $4.4 million for the same period in fiscal 2010, an increase of 241% from the prior year period. On a sequential basis, net revenue increased 50% from the $10.0 million reported for the third fiscal quarter ended March 31, 2011.

Gross profit for the fourth quarter of fiscal 2011 increased to $12.9 million compared to $3.7 million for the same period last year, delivering an improved gross margin of approximately 86%, compared to 83% for the same period last year.

Operating expenses for the fourth fiscal quarter of 2011 were $11.0 million compared to $4.0 million for the same period last year, and on a sequential basis increased 45% from $7.6 million in the third fiscal quarter of 2011. The increase on a sequential basis is due primarily to increased sales commissions which are a direct result of the Company’s increased revenue. The increase also reflects greater investment in personnel and infrastructure to position the Company for future growth.

Operating income improved to $2.0 million for the fourth fiscal quarter of 2011 compared to a loss of $290 thousand in the same period last year. The fourth quarter of fiscal 2011 is the Company’s fourth consecutive quarter of achieving operating income. Operating income margin improved to 13% in the fourth quarter compared to a negative margin in the same period last year.

Douglas C. Robinson, Chief Executive Officer of LifeVantage, stated, “We are extremely pleased to report a record year for LifeVantage, as our strong financial performance underscores the expanding awareness of Protandim® and the successful execution of our business model. On an annual basis, our revenue more than tripled compared to last year, and we increased our operating income in each quarter of fiscal 2011. We also made significant improvements to our balance sheet and ended the year in a very healthy financial position, which provides us the financial flexibility to make the appropriate strategic investments in fiscal 2012 to support our long-term growth opportunities.”

Mr. Robinson continued, “As the scientific support of Protandim® grows and more people seek our products to improve their overall health and wellness, it is important for us to have the appropriate infrastructure to support the continued growth that we believe our business is capable of delivering. Looking toward fiscal 2012, we anticipate that our total net revenue will more than double compared to fiscal 2011 and our operating income will also increase by over 100%. To ensure that we are positioned to sustain rapid growth for years to come, we are committed to making the appropriate investments in our sales and marketing departments, research and development efforts, and within our corporate infrastructure. We are very focused on improving the efficiency of our organization and continuing to increase our operating income while we make these investments.”

Fiscal 2011 Results

For the full year ended June 30, 2011, net revenue increased 238% to $38.9 million from $11.5 million in fiscal 2010. Gross profit improved to $33.0 million in fiscal 2011 compared to $9.6 million in fiscal 2010. Operating income increased to $3.7 million in fiscal 2011, compared to an operating loss of $7.3 million in fiscal 2010. Operating income margin improved to 9.5% for the year compared to a loss for the prior fiscal year.

Balance Sheet & Liquidity

The Company ended fiscal 2011 with a much stronger balance sheet than when the year began. Its cash balance improved to $6.4 million due to strong revenue growth and operating profits generated by the business. The Company generated $4.7 million of cash flow from operations for the full year fiscal 2011 compared to a cash use from operations of $4.5 million in fiscal 2010. During fiscal 2011, an aggregate face value of $5.6 million in debt was converted into shares of the Company’s common stock, eliminating all convertible debt.

Due to the improvements made to its balance sheet in fiscal 2011 as well as the Company’s outlook for strong operating cash flow in fiscal 2012, the Company recently announced a share repurchase program that authorizes it to utilize up to $5 million to purchase common stock over the course of the twelve months beginning October 1, 2011. Any such repurchases will be made only out of free cash flow from continuing operations and, on a quarterly basis, will not exceed 50% of free cash flow for such quarter.

Carrie McQueen, Chief Financial Officer commented, “We are very pleased with the improvements we made to our balance sheet in fiscal 2011, as we achieved our goal of eliminating all convertible debt by year end and building our cash balances. As we enter fiscal 2012, we expect to achieve strong top line growth, doubled operating income and improved operating margins, even as we invest in our company for sustained long-term growth.”

Guidance

The Company anticipates strong growth in fiscal 2012. For the full fiscal year ending June 30, 2012, the Company expects to achieve revenue in a range of $80 million to $90 million, operating income in a range of $8.0 million to $9.5 million, and operating margin in the range of 10.0% to 10.5%.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 395-3241 from the U.S. International callers can dial (719) 325-2405. A telephone replay will be available approximately two hours after the call concludes and will be available through Friday, September 30, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 1144258.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://www.lifevantage.com/investor-profile.aspx. The webcast will be archived for 30 days.

About LifeVantage Corporation

LifeVantage, (OTCBB: LFVN), makers of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, is a science based nutraceutical company. Life Vantage is dedicated to visionary science that promises to transform wellness and anti-aging internally and externally with supplements that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and currently has operations in both Salt Lake City, Utah and San Diego, CA. For more information, visit www.LifeVantage.com.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated revenue, operating profitability, cash flow from operations, future investment and growth and our expectation that we will repurchase shares. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of,
	June 30, 2011	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$6,370,974	$1,637,676
Marketable securities, available for sale	350,000	340,000
Accounts receivable, net	941,802	401,597
Inventory	2,124,663	493,858
Prepaid expenses and deposits	487,812	153,864

Total current assets	10,275,251	3,026,995
Long-term assets

Marketable securities, available for sale	—	85,000
Property and equipment, net	227,811	196,353
Intangible assets, net	1,963,277	2,045,471
Deferred debt offering costs, net	—	844,792
Deposits	32,173	28,613

TOTAL ASSETS	$12,498,512	$6,227,224

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$799,210	$770,941
Commissions payable	1,999,969	591,035
Reserve for sales returns	435,135	343,937
Other accrued expenses	2,242,222	809,507
Customer deposits	33,893	34,797
Revolving line of credit and accrued interest	433,984	433,985
Short-term derivative liabilities	7,435,883	1,444,331
Short-term convertible debt, net of discount	—	702,361

Total current liabilities	13,380,296	5,130,894
Long-term liabilities
Deferred rent	21,017	27,191
Derivative liabilities	19,905,401	17,123,119
Convertible debt, net of discount	—	121,014

Total liabilities	33,306,714	22,402,218

Commitments and contingencies
Stockholders’ deficit
Preferred stock — par value $0.001, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001, 250,000,000 shares authorized and 98,794,499 and 61,494,849 issued and outstanding as of June 30, 2011 and 2010, respectively	98,795	61,495

Additional paid-in capital	67,606,293	21,457,145
Accumulated deficit	(88,453,607)	(37,661,857)
Accumulated other comprehensive loss	(59,683)	(31,777)

Total stockholders’ deficit	(20,808,202)	(16,174,994)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,498,512	$6,227,224

The Notes included in the Form 10-K for the year ended June 30, 2011 are an integral part of these financial statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the three months ended June 30,		For the years ended June 30,
	2011	2010	2011	2010

Sales, net	$15,040,561	$4,441,010	$38,919,223	$11,478,460
Cost of sales	2,123,859	733,397	5,917,394	1,905,992

Gross profit	12,916,702	3,707,613	33,001,829	9,572,468

Operating expenses:
Sales and marketing	8,278,379	2,629,228	21,060,213	8,481,496
General and administrative	2,431,836	1,217,132	7,516,106	7,765,331
Research and development	193,578	97,414	508,603	392,691
Depreciation and amortization	56,719	54,169	214,703	254,902

Total operating expenses	10,960,512	3,997,943	29,299,625	16,894,420

Operating income (loss)	1,956,190	(290,330)	3,702,204	(7,321,952)

Other income and (expense):
Interest expense	(3,469,878)	(449,314)	(5,947,683)	(6,828,049)
Change in fair value of derivative warrant liability	(45,676,318)	(4,243,984)	(48,454,271)	3,101,673

Total other income/(expense)	(49,146,196)	(4,693,298)	(54,401,954)	(3,726,376)

Net loss before income taxes	(47,190,006)	(4,983,628)	(50,699,750)	(11,048,328)

Income tax income/(expense)	3,000	—	(92,000)	—

Net income/(loss)	(47,187,006)	(4,983,628)	(50,791,750)	(11,048,328)

Net income/(loss) per share, basic and diluted	($0.56)	($0.08)	($0.69)	($0.19)

Weighted average shares, basic and diluted	84,891,839	59,540,473	73,173,498	57,373,483

The Notes included in the Form 10-K for the year ended June 30, 2011 are an integral part of these financial statements.